Exhibit 99.1

N E W S R E L E A S E

Investors:	John Penshorn	Brett Manderfeld
	952-936-7214	952-936-7216

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES FINAL RESULTS OF ITS DEBT TENDER OFFERS

MINNEAPOLIS (February 8, 2010) — UnitedHealth Group (NYSE: UNH) today announced the final results for its previously announced modified “Dutch Auction” cash tender offers for certain of its notes. The tender offers expired at 12:00 midnight, New York City time, on February 5, 2010. As of the expiration date, UnitedHealth Group received tenders for $474 million aggregate principal amount of its short-term notes and $586 million aggregate principal amount of its intermediate-term notes, each listed in the table below. Based on the tender caps and the proration terms of the tender offers, UnitedHealth Group accepted $200 million and $575 million aggregate principal amount of the short-term notes and the intermediate-term notes, respectively, resulting in aggregate consideration of $833 million (plus an additional $14 million in aggregate accrued interest).

G. Mike Mikan, executive vice president and chief financial officer of UnitedHealth Group, said, “We are pleased with the results of our debt tender offers. The tender offers are part of UnitedHealth Group’s ongoing asset-liability management program and enhance our financial strength and flexibility as we move forward.”

Based on the terms of the tender offers, UnitedHealth Group determined the clearing spreads, reference yields, tender yields, total consideration and accrued interest per $1,000 principal amount of the notes as follows:

Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Accepted	Clearing Spread	Reference Yield	Tender Yield	Total Consideration	Accrued Interest(1)
Short-Term Notes
5.250% Notes due 2011	91324PAP7	$750,000,000	$44,502,000	0.35%	0.838%	1.188%	$1,044.36	$20.85
5.500% Notes due 2012	91324PBA9	$450,000,000	$97,896,000	1.20%	0.838%	2.038%	$1,092.73	$12.68
4.875% Notes due 2013	91324PBH4	$550,000,000	$16,387,000	1.20%	1.368%	2.568%	$1,066.61	$23.43
4.875% Notes due 2013	91324PAE2	$450,000,000	$41,215,000	1.05%	1.368%	2.418%	$1,074.00	$17.20
Intermediate-Term Notes
4.750% Notes due 2014	91324PAH5	$250,000,000	$77,674,000	0.63%	2.358%	2.988%	$1,066.05	$23.49
5.000% Notes due 2014	91324PAL6	$500,000,000	$110,585,000	0.89%	2.358%	3.248%	$1,073.09	$24.03
4.875% Notes due 2015	91324PAM4	$500,000,000	$84,404,000	1.01%	2.358%	3.368%	$1,070.08	$19.36
5.375% Notes due 2016	91324PAQ5	$750,000,000	$149,406,000	0.39%	3.695%	4.085%	$1,069.02	$21.35
6.000% Notes due 2017	91324PAW2	$500,000,000	$59,391,000	0.84%	3.695%	4.535%	$1,090.67	$8.83
6.000% Notes due 2017	91324PBC5	$250,000,000	$93,540,000	0.96%	3.695%	4.655%	$1,086.77	$13.83

(1)	Based on a payment date of February 8, 2010.

Holders who validly tendered and did not withdraw their notes on or prior to 5:00 p.m., New York City time, on January 22, 2010 (the “early participation date”), and whose notes were purchased pursuant to the tender offers, will receive the total consideration for such notes. Holders who validly tendered their notes after the early participation date, but prior to the expiration date, and whose notes were purchased pursuant to the tender offers, will receive the total consideration for such notes, less an early participation amount of $30.00 per $1,000 principal amount of notes. In addition, UnitedHealth Group will pay accrued interest on the notes purchased pursuant to the tender offers.

Payment for notes tendered and accepted for purchase will be made today, and all other notes tendered but not accepted for purchase will be returned to holders. Notes tendered at the respective clearing spreads for each series have been pro rated based on a pro ration factor of 0.2439 for the short-term notes and 0.9408 for the intermediate-term notes.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any notes. The tender offers were made solely pursuant to an Offer to Purchase and related documents. The tender offers were not made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

BofA Merrill Lynch, Citi, J.P. Morgan and RBS acted as Dealer Managers for the tender offers. Global Bondholder Services Corp. acted as the Information Agent and Depositary for the tender offers.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. A list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

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